Exhibit 99.1

NEWS RELEASE
Contact: Alan Hill
SI International
703-234-6854
alan.hill@si-intl.com

SI International Completes Acquisition of LOGTEC, Inc.

Acquisition Broadens Federal Government Customer Base and Service Offerings
in Growing IT Sectors

RESTON, VIRGINIA — June 11, 2007 — SI International, Inc. (Nasdaq:SINT), an information technology and network solutions (IT) company, announced today that on June 8, 2007, it completed the purchase of LOGTEC, Inc., a provider of information technology, logistics, and acquisition support with a focus on weapons and information systems.  The acquisition supports SI International’s strategic growth plan to broaden its customer base and strengthen its portfolio of mission-critical solutions.

LOGTEC specializes in acquisition and program management, systems and network engineering and integration, software and web-based application development, data management and warehousing, information assurance, and training.  Its logistics capabilities include aging aircraft strategies, materiel management systems, depot maintenance systems, base maintenance systems, depot supply systems, and contingency, operational and acquisition logistics.  LOGTEC’s largest clients include the Air Force Materiel Command (AFMC) and Naval Air Systems Command (NAVAIR).  The company has approximately 350 employees with approximately 50 percent holding security clearances.

Under the terms of the definitive agreement for the transaction, SI International acquired LOGTEC for $59 million in cash.  The transaction was financed through cash-on-hand and borrowings under SI International’s newly amended credit facility.  LOGTEC’s unaudited revenue for the twelve months ended December 31, 2006 was approximately $54 million and EBITDA for the same period was approximately $6.5 million.  SI International expects the acquisition to be accretive to earnings in 2007.

For the twelve months ended December 31, 2006, LOGTEC generated approximately 83 percent of revenues from contracts with the United States Air Force, 16 percent of revenues from other DoD agencies, and 1 percent from other sources. During the same period, LOGTEC generated 72 percent of its revenues as a prime contractor.

“LOGTEC has built a solid reputation of delivering creative solutions and substantial value to the Department of Defense.  By combining the ingenuity, creativity, and commitment of SI International and LOGTEC employees, we will be able to deliver expanded services to our existing customers and offer compelling solutions to new customers,” said Brad Antle, President and CEO of SI International.  “We have great admiration for the high-quality work and excellent customer service that the LOGTEC team provides to their clients.  We welcome this highly-talented team into the SI International organization.”

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SI International

About SI International: SI International, a member of the Russell 2000 and S&P SmallCap 600 indices, is a provider of information technology and network solutions (IT) primarily to the federal government.  The Company combines technology and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions.  SI International is ranked as the 42nd largest Federal Prime IT Contractor by Washington Technology and has approximately 4,300 employees.  More information about SI International can be found at www.si-intl.com.

This news release contains various remarks about the future expectations, plans and prospects of SI International that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995.  The actual results of SI International, Inc. may differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including the following risks and uncertainties that relate specifically to the acquisition: (i) the risk that the LOGTEC businesses will not be integrated successfully into SI International; (ii) the risk that the expected benefits of the acquisition may not be realized, including the realization of accretive effects from the acquisition, the ability to maintain and/or strengthen the relationships with key clients, and to maximize cross-selling opportunities; and (iii) SI International’s increased indebtedness as a result of the acquisition.  Other non-acquisition related risks and uncertainties include: differences between authorized amounts and amounts received by SI International under government contracts; government customers’ or prime contractor’s  failure to exercise options under contracts; changes in Federal government (or other applicable) procurement laws, regulations, policies and budgets; SI International’s ability to attract and retain qualified personnel; and the important factors discussed in the Risk Factors section of the annual report on Form 10-K filed by SI International with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov.  SI International undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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SI International